Exhibit 99.20

      Hydromer, Inc. Announces Highly Lubricious Biopolymer F201
                          (Evaluation Phase)


    BRANCHBURG, N.J.--(BUSINESS WIRE)--Oct. 12, 2006--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX), a New Jersey biotech company publicly traded since 1982, has developed a new biopolymer matrix (F201) with superb lubricity, exceeding over 100 cycles of wet abrasion tests with up to 94% friction reduction. The new polymer is non-cytotoxic with excellent adhesion to PEBAX(R) Resins, Stainless Steel, Polyurethane and much more. The very first potential application would be in super slippery catheter placement guidewires. Hydromer will be seeking medical device manufacturers to enter into confidentiality agreements with non-analysis restrictions, submit their guidewire samples for trial coating and provide feedback to Hydromer. Hydromer expects this evaluation phase to help explore the capabilities of this potentially new ground breaking technology. The Company is in the process of filing a patent application on this technology to protect its interests on a worldwide basis. This release is not to be construed as an offer to sell any products or license any art based on this new technology.

    This release contains forward-looking statements, including statements regarding Hydromer's developments in biopolymer molecular entities. These statements are subject to various risks and uncertainties that could cause actual evaluations of this polymer to differ from those anticipated. Clients, potential clients and investors are cautioned not to place undue reliance on any forward-looking statements in this release, and are strongly encouraged to review Hydromer's Annual Report on Form 10-K for the year ended June 30, 2006, which is on file with the Securities and Exchange Commission.

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


    CONTACT: Hydromer, Inc.
             Manfred F. Dyck, 908-722-5000
             President and CEO